Exhibit 99.1

OPKO COMPLETES ACQUISITION OF PROLOR BIOTECH

Miami, Florida and Nes-Ziona, Israel, August 29, 2013 — OPKO Health, Inc. (NYSE: OPK) (“OPKO”) and PROLOR Biotech, Inc. (NYSE MKT: PBTH) (“PROLOR”) jointly announced today the completion of the acquisition of PROLOR by OPKO. Pursuant to the acquisition, stockholders of PROLOR will receive 0.9951 shares of OPKO common stock for each share of PROLOR common stock.

“We are pleased to complete the acquisition of PROLOR and broaden our portfolio of market-transforming therapies in selected specialty markets,” commented Dr. Phillip Frost, OPKO’s Chairman and Chief Executive Officer. “With the inclusion of PROLOR’s pipeline, OPKO now has four significant products in Phase III clinical development and a robust pipeline of important therapeutic and unique diagnostic products in various stages of development. PROLOR’s drug product candidates for growth hormone deficiency, hemophilia, obesity and diabetes, along with its broadly applicable technology platforms and efficient research and development center, are highly valuable assets that complement OPKO’s growth strategy.”

“We are delighted to join forces with OPKO and combine the complementary strengths of the two companies, building on our focus of providing patients with next-generation therapies intended to improve their health and quality of life,” commented Abraham Havron, Ph.D., Chief Executive Officer of PROLOR. “We believe that OPKO’s plan to leverage our research and development capabilities in Israel is good news for our employees and our community, as we begin this exciting new chapter in our evolution.”

OPKO and PROLOR also announced today that the stockholders of both OPKO and PROLOR approved all proposals presented at their respective stockholder meetings held on August 28, 2013.

Barrington Research Associates, Inc., acted as the financial advisor to OPKO in connection with the transaction. Jefferies LLC acted as financial advisor to PROLOR in connection with the transaction, and Oppenheimer & Co. provided a fairness opinion to PROLOR’s Strategic Alternatives Committee. Akerman Senterfitt acted as U.S. legal advisor to OPKO and Pearl Cohen Zedek Latzer Baratz acted as OPKO’s legal advisor in Israel. DLA Piper LLP (US) acted as legal advisor to PROLOR’s Strategic Alternatives Committee, Greenberg Traurig, P.A. acted as U.S. legal advisor to PROLOR and Gornitzky & Co. acted as PROLOR’s legal advisor in Israel.

ABOUT OPKO HEALTH, INC.

OPKO is a multinational biopharmaceutical and diagnostics company that seeks to establish industry leading positions in large, rapidly growing markets by leveraging its discovery, development and commercialization expertise and novel and proprietary technologies. For more information, visit http://www.opko.com.

ABOUT PROLOR BIOTECH, INC.

PROLOR is a clinical stage biopharmaceutical company applying unique technologies, including patented CTP technology, primarily to develop longer-acting proprietary versions of already approved therapeutic proteins that currently generate billions of dollars in annual global sales. The CTP technology is applicable to virtually all proteins. In addition to its long-acting version of human growth hormone, which successfully completed a Phase II clinical trial, PROLOR is developing long-acting versions of Factor VIIa and Factor IX for hemophilia and a GLP-1/Glucagon dual receptor agonist peptide for diabetes and obesity. For more information, visit http://www.prolor-biotech.com.

SAFE HARBOR STATEMENT

This press release contains “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning, including statements regarding the benefits resulting from the acquisition of PROLOR and statements regarding PROLOR’s and OPKO’s products in development, as well as other non-historical statements about our expectations, beliefs or intentions regarding OPKO’s and/or PROLOR’s business, technologies and products, financial condition, strategies or prospects. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described in OPKO’s and PROLOR’s filings with the Securities and Exchange Commission; the risk that the businesses will not be integrated successfully; the risk that any potential synergies from the transaction may not be fully realized or may take longer to realize than expected; the risk that the class action lawsuits relating to the acquisition of PROLOR may result in a significant monetary judgment against OPKO and PROLOR or a significant settlement and may substantially divert management’s time and resources; new information arising out of clinical trial results; the risk that the Phase III clinical trials for hGH-CTP or any of OPKO’s products in development may not be completed on a timely basis or at all; the risk that earlier clinical results may not be reproducible or indicative of future results; the risk that the safety and/or efficacy results of existing clinical trials will not support continued clinical development; the risk that currently available products, as well as products under development by others, may prove to be as or more effective than PROLOR’s or OPKO’s products for the indications being studied; as well as risks inherent in funding, developing and obtaining regulatory approvals of new, commercially-viable and competitive products and treatments. In addition, forward-looking statements may also be adversely affected by general market factors, competitive product development, product availability, federal and state regulations and legislation, the regulatory process for new products and indications, manufacturing issues that may arise, and patent positions and litigation, among other factors. The forward-looking statements contained in this press release may become outdated over time. OPKO and PROLOR do not assume any responsibility for updating any forward-looking statements.

OPKO CONTACT:	PROLOR CONTACT:	PROLOR MEDIA:

Steve D. Rubin, Executive	Shai Novik, President	Barbara Lindheim
Vice President - Administration	PROLOR Biotech, Inc.	BLL Partners, LLC
Juan F. Rodrigez, Chief Financial Officer	+1 866 644-7811	+1 212 584-2276
+1 305-575-4100	shai@prolor-biotech.com	blindheim@bllbiopartners.com
OPKO Heath, Inc.